Exhibit 23.1


                        INDEPENDENT AUDITORS' CONSENT


 The Board of Directors
 Hallmark Financial Services, Inc.:

 We consent to incorporation by reference in the registration statement on Form S-8 (File No. 333 41220) of Hallmark Financial Services, Inc.
 and subsidiaries of our report dated March 24, 2004, relating to the consolidated balance sheet of Hallmark Financial Services, Inc. and subsidiaries as of December 31, 2003, and the related consolidated statements of operations, stockholders' equity and comprehensive income and cash flows for the year ended December 31, 2003, which report appears in the December 31, 2003 annual report on Form 10-KSB of Hallmark Financial Service, Inc.

 Our report refers to the adoption of the prospective method provisions for stock-based employee compensation.


 /s/ KPMG LLP
 -------------
 KPMG LLP
 Dallas, Texas
 March 24, 2004